CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent registered public accounting firm” and “Financial statements” in the Statement of Additional Information and to the use of our report for Arden Alternative Strategies Fund dated October 25, 2012 in this Registration Statement (Form N-1A Nos. 333-180881 and 811-22701) of Arden Investment Series Trust.

ERNST & YOUNG LLP

New York, New York
October 25, 2012